Exhibit 5(d)
[Letterhead of A&L Goodbody]
date 25 January 2011

To:	Stratus Technologies, Inc. 111 Powdermill Road Maynard Massachusetts 01754 USA

Stratus Technologies Bermuda LTD. Cumberland House 9th Floor One Victoria Street Hamilton Hall Bermuda
Stratus: F-4 Registration Statement
Dear Sirs,
We have acted on behalf of Stratus Technologies Ireland Limited (the Company) who have requested us to give you this opinion in connection with the offering by Stratus Technologies Bermuda Ltd. (the Bermuda Issuer) and by Stratus Technologies, Inc. (the US Issuer) of up to 215,000 units (the Units), each unit consisting of (i) $480 principal amount of senior secured notes due 2015 of the Bermuda Issuer (the Bermuda Notes) and $520 principal amount of senior secured notes due 2015 of the US Issuer (the US Notes and, together with the Bermuda Notes, the Notes) pursuant to a form F-4 Registration Statement under the Securities Act 1933 to be filed with the U.S. Securities and Exchange Commission (the Registration Statement).
1.	We have examined facsimile copies of:
1.1.	the agreements listed in the Schedule to this opinion letter (hereinafter referred to as the Agreements); and

1.2.	a corporate certificate (the Certificate) of the Company dated 25 January

2011 attaching:
1.2.1.	copies of the certificate of incorporation and the certificate of change of name;

1.2.2.	confirmation that the memorandum and articles of association of the Company have not been amended since 7 April, 2010;

1.2.3.	copies of the minutes of meetings of the board of directors held on 31 March 2010 considering the provision of financial assistance in connection with the Transaction (as defined therein) and following completion of the section 60 approval procedure in accordance with Section 60(2) authorising and approving the entry into the Agreements;

1.2.4.	copies of the appointment of alternate director forms whereby Frederick Prifty appointed William Eugene (Bill) O’Dwyer as his alternate director for the purposes set out therein dated 13 March 2007 and 30 March 2010;

1.2.5.	written resolution of the member of the Company dated 31 March 2010 approving the entry into the relevant Agreements by the Company and the provision of Section 60 of the Companies Act, 1963 as amended (the Written Resolution);

1.2.6.	statutory declaration of a majority of the directors of the Company dated 31 March 2010 pursuant to the provisions of section 60 of the Companies Act, 1963 as amended (the Statutory Declaration);

1.2.7.	a copy of the power of attorney of the Company dated 31 March 2010; and

1.2.8.	a copy of the register of members of the Company;
and such other documents as we have considered necessary or desirable to examine in order that we may give this opinion.
2.	For the purpose of giving this opinion we have assumed:
2.1.	the authenticity of all documents submitted to us as originals and the completeness and conformity to the originals of all copies of documents of any kind furnished to us;
2.2.	that the copies produced to us of minutes of meetings and/or of resolutions are true copies and correctly record the proceedings of such meetings and/or the subject-matter which they purport to record and that any meetings referred to in such copies were duly convened and held and that all resolutions set out in the minutes and the Written Resolution were duly passed and are in full force and effect;

2.3.	the genuineness of the signatures and seals on all original and copy documents which we have examined;

2.4.	that the memorandum and articles of association of the Company are correct and up to date;

2.5.	the accuracy and completeness as to factual matters of the representations and warranties of the Company contained in the Certificate and the Agreements and the accuracy of all certificates provided to us by the Company;

2.6.	that there are no agreements or arrangements in existence which in any way amend or vary the terms of the Agreements;

2.7.	without having made any investigation, that the terms of the Agreements are lawful and fully enforceable under the laws of the State of New York and any other applicable laws other than the laws of Ireland;

2.8.	the accuracy and completeness of all information appearing on public records; and

2.9.	that the Company has entered into the Agreements in good faith, for its legitimate business purposes, for good consideration, and that it derives commercial benefit from the Agreements commensurate with the risks undertaken by it in connection with the Agreements.
3.	We express no opinion as to any matters falling to be determined other than under the laws of Ireland and, without reference to provisions of other laws imported by Irish private international law, in Ireland as of the date of this letter. Subject to that qualification and to the other qualifications set out herein, we are of the opinion that:

3.1.	the Company is a company duly incorporated under the laws of Ireland and is a separate legal entity, subject to suit in its own name. Based only on searches carried out in the Irish Companies Registration Office and the Central Office of the High Court on 25 January 2011, the Company is validly existing under the laws of Ireland and no steps have been taken or are being taken to appoint a receiver, examiner or liquidator over it or to wind it up;

3.2.	the Company has the necessary power and authority, and all necessary corporate and other action has been taken, to enable it to execute, deliver and perform the obligations undertaken by it under the Agreements to which it is party, and the implementation by the Company of the foregoing will not cause:
3.2.1.	any limit on it or on its directors (whether imposed by the documents constituting the Company or by statute or regulation) to be exceeded; or

3.2.2.	any law or order to be contravened;
3.3.	each of the Agreements to which the Company is party has been duly executed on its behalf;

3.4.	in any proceedings taken in Ireland for the enforcement of the Agreements, the choice of the law of the State of New York as the governing law of the Agreements would be upheld by the Irish Courts in accordance with the provisions of the Rome I Regulation EC No. 59312008 on the Law Applicable to Contractual Obligations and unless it was considered contrary to public policy, illegal or made in bad faith;

3.5.	the submission by the parties to the non-exclusive jurisdiction of the courts of the State of New York under the Agreements will be upheld by the Irish courts; and

3.6.	in any proceedings taken in Ireland for the enforcement of a judgment obtained against the Company in the courts of the State of New York (a Foreign Judgment) the Foreign Judgment should be recognised and enforced by the courts of Ireland save that to enforce such a Foreign Judgment in Ireland it would be necessary to obtain an order of the Irish courts. Such order should be granted on proper proof of the Foreign Judgment without any re-trial or examination of the merits of the case subject to the following qualifications:
3.6.1.	that the foreign court had jurisdiction, according to the laws of Ireland;

3.6.2.	that the Foreign Judgment was not obtained by fraud;

3.6.3.	that the Foreign Judgment is not contrary to public policy or natural justice as understood in Irish law;

3.6.4.	that the Foreign Judgment is final and conclusive;

3.6.5.	that the Foreign Judgment is for a definite sum of money; and

3.6.6.	that the procedural rules of the court giving the Foreign Judgment have been observed.
Any such order of the Irish courts may be expressed in a currency other than euro in respect of the amount due and payable by the Company but such order may be issued out of the Central Office of the Irish High Court expressed in euro by reference to the official rate of exchange prevailing on the date of issue of such order. However, in the event of a winding up of a Company, amounts claimed by against such Company in a currency other than the euro (the Foreign Currency) would, to the extent properly payable in the winding up, be paid if not in the Foreign Currency in the euro equivalent of the amount due in the Foreign Currency converted at the rate of exchange pertaining on the date of the commencement of such winding up.
4.	The opinions set forth in this opinion letter are given subject to the following qualifications:
4.1.	an order of specific performance or any other equitable remedy is a discretionary remedy and is not available when damages are considered to be an adequate remedy;

4.2.	this opinion is given subject to general provisions of Irish law relating to insolvency, bankruptcy, liquidation, reorganisation, receivership, moratoria, court scheme of arrangement, administration and examination, and the fraudulent preference of creditors and other Irish law generally affecting the rights of creditors;
4.3.	this opinion is subject to the general laws relating to the limitation of actions in Ireland. The Statute of Limitations Act 1957 (Ireland) sets out certain statutory prescribed periods within which a cause of action may be brought. Outside these periods or after the expiration of the relevant period the action may not be pursued. Actions founded on simple contract and on quasi contract cannot be brought after the expiration of six years from the date on which the cause of action accrued;

4.4.	a determination, description, calculation, opinion or certificate of any person as to any matter provided for in the Agreements might be held by the Irish courts not to be final, conclusive or binding if it could be shown to have an unreasonable, incorrect, or arbitrary basis or not to have been made in good faith. The Irish courts may refuse to give effect to an arbitrary decision of a party which it purports to impose on the Company. In the case of certificates, the courts may, notwithstanding the wording of an agreement require that evidence be given as to the facts upon which the certificate is based;

4.5.	additional interest imposed by any clause of any Agreement might be held to constitute a penalty and the provisions of that clause imposing additional interest would thus be held to be void. Essentially a clause will be upheld if it constitutes a genuine pre-estimate of damages by the parties, but it will be held to be void if it requires a payment by one party in order to deter a breach by that party of the agreement. The fact that such provisions are held to be void would not in itself prejudice the legality and enforceability of any other provisions of the relevant Agreement but could restrict the amount recoverable by way of interest under such Agreement;

4.6.	claims may be or become subject to defences of set-off or counter-claim;

4.7.	an Irish court has power to stay an action where it is shown that there is some other forum having competent jurisdiction which is more appropriate for the trial of the action, in which the case can be tried more suitably for the interests of all the parties and the ends of justice, and where staying the action is not inconsistent with the Council Regulation 2001/44/EC on Jurisdiction and the Enforcement of Judgments;

4.8.	the enforceability of severance clauses is at the discretion of the court and may not be enforceable in all circumstances;

4.9.	a waiver of all defences to any proceedings may not be enforceable;

4.10.	provisions in any of the Agreements providing for indemnification resulting from loss suffered on conversion of the amount of a claim made in a foreign currency into euro in a liquidation may not be enforceable;

4.11.	an Irish court may refuse to give effect to undertakings contained in any of the Agreements that the Company will pay legal expenses and costs in respect of any action before the Irish courts;

4.12.	we express no opinion as to the priority of any of the security created by the Agreements or whether the property or assets comprised in such security is owned by the Company or whether such property or assets is or are now or may become subject to any equities or subject to any rights or interests of any other person ranking in priority to or free of such security or whether they could be transferred to any other person free of any such security; and

4.13.	we express no opinion on any taxation matters or on the contractual terms of the relevant documents other than by reference to the legal character thereof.
This opinion is furnished to you for the purpose of the registration of the Notes.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under section 7 of the U.S. Securities Act of 1933, as amended or the Rules and Regulations of the Commission promulgated thereunder.
This Opinion is governed by and interpreted in accordance with Irish Law.

Yours faithfully,
/s/ A&L Goodbody

SCHEDULE
List of Agreements
Unless otherwise stated all agreements shall be dated the 7 April, 2010.
1.	Indenture Collateral Agreement by each of the corporations, including the Company, that are signatories thereto as grantors in favour of The Bank of New York Mellon Trust (BNYM) (as Collateral Agent), (the Collateral Agreement).

2.	Note Guarantee by each of the corporations, including the Company, that are signatories thereto as grantors, in favour of BNYM (as Trustee) (the Guarantee).